===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                  (Rule 13d-102)
                                 AMENDMENT NO. 2

                        INFORMATION STATEMENT PURSUANT TO
                             RULES 13d-1 (b) AND (c)
                      AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)*


                             PAGEMART WIRELESS, INC.
                             -----------------------
                                (Name of Issuer)


                        CLASS A CONVERTIBLE COMMON STOCK
                                $.0001 PAR VALUE
                        --------------------------------
                         (Title of Class of Securities)


                                    69553J104
                                 --------------
                                 (CUSIP Number)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

CUSIP No.69553J104                      13G                 Page 2 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Dean Witter & Co.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|

     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   16,991,140 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   16,991,140 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             16,991,140 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             49.8%

    12       TYPE OF REPORTING PERSON*

             HC

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 3 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Morgan Stanley Leveraged Equity Fund II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   8,476,518 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   8,476,518 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,476,518 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             24.8%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 4 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Morgan Stanley Leveraged Equity Fund II, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   8,476,518 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   8,476,518 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,476,518 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             24.8%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 5 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Capital Partners III, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,072,672 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,072,672 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,072,672 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             14.9%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 6 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             MSCP III, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,334,780 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,334,780 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,334,780 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             15.6%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 7 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Capital Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   172,569 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   172,569 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             172,569 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 8 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Capital Partners III, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,334,780 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,334,780 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,334,780 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             15.6%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                 Page 9 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             MSCP III 892 Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   89,539 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   89,539 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             89,539 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 10 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   372,662 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   372,662 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             372,662 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.1%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 11 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Partners II, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   580,611 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   580,611 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             580,611 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 12 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital II, Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   580,611 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   580,611 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             580,611 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 13 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 14 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Capital Fund II, C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Netherlands Antilles

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   100,826 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   100,826 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             100,826 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 15 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Partners L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 16 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Morgan Stanley Venture Investors, L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   107,123 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   107,123 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             107,123 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 17 of 90 Pages


     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Morgan Stanley Venture Capital Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,154,071 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,154,071 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,154,071 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 18 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Telecom L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|


     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,542,300 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,542,300 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,542,300 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 19 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Investors '89 L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   91,500 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   91,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             91,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 20 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel III L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 21 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel III Associates L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 22 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Accel Telecom Associates L.P.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,542,300 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,542,300 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,542,300 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.5%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 23 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Arthur C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,050,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,050,000 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,050,000 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.9%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 24 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             James R. Swartz

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   3,050,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   3,050,000 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,050,000 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.9%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 25 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Swartz Family Partnership

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,958,000 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,958,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,958,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.7%

    12       TYPE OF REPORTING PERSON*

             PN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 26 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Paul H. Klingenstein

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,507,700 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,507,700 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,507,700 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.4%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 27 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             James W. Breyer

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,958,500 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,958,500 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,958,500 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.7%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 28 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald A. Gooding

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 29 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               G. Carter Sednaoui

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,416,200 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,416,200 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,416,200 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.2%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 30 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Conjunto Administrativo Integral, S.A. de C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                  (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,285,715 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,285,715 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,285,715 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 31 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Empresas La Moderna, S.A. DE C.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   857,142 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   857,142 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             857,142 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.5%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 32 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Alfonso Romo Garza

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Mexican States

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             6.3%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 33 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             TD Capital Group Ltd.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 34 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             The Toronto-Dominion Bank

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   142,857 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   142,857 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 35 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Ellmore C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|




     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   7,142 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   7,142 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,142 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 36 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Anne H. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   5,714 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   5,714 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,714 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.02%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 37 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, et al., Trustees U/A 5/4/56 FBO
               Jane C. Beck

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   4,714 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   4,714 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,714 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.01%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 38 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael
               E. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|




     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 39 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert
               E. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                                   (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   2,715 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   2,715 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,715 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.008%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 40 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO
               David C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) |_|
                                                                    (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 41 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas
                H.C. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   1,428 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   1,428 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,428 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.004%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 42 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C.
               Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 43 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G.
               Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 44 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Brandywine Trust Company, Trustee U/A 12/15/95 FBO
                Daphne D. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
                                                                      (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 45 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90
               FBO Anne H. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 46 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90
               FBO Elena A. Patterson

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                       (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   429 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   429 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             429 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.001%

    12       TYPE OF REPORTING PERSON*

             OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                13G                     Page 47 of 90 Pages


   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael E. Patterson & Elena C. Patterson,
           Trustees U/A 3/12/92 FBO Michael E. Patterson, Jr.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                       (b) |X|



   3     SEC USE ONLY



   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED BY    5   SOLE VOTING POWER
       EACH REPORTING PERSON WITH

                                               0

                                           6   SHARED VOTING POWER

                                               429 shares

                                           7   SOLE DISPOSITIVE POWER

                                               0

                                           8   SHARED DISPOSITIVE POWER

                                               429 shares

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         429 shares

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                          |_|



  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.001%

  12     TYPE OF REPORTING PERSON*

         OO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 48 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Kaplan, Choate Management Inc.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                        (b) |_|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   0

                                            6      SHARED VOTING POWER

                                                   27,143 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   0

                                            8      SHARED DISPOSITIVE POWER

                                                   27,143 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             27,143 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.08%

    12       TYPE OF REPORTING PERSON*

             CO

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 69553J104                     13G                Page 49 of 90 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             John D. Beletic

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) |_|
                                                                (b) |X|



     3       SEC USE ONLY



     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

 NUMBER OF SHARES BENEFICIALLY OWNED        5      SOLE VOTING POWER
    BY EACH REPORTING PERSON WITH

                                                   531,871 shares

                                            6      SHARED VOTING POWER

                                                   3,534 shares

                                            7      SOLE DISPOSITIVE POWER

                                                   531,871 shares

                                            8      SHARED DISPOSITIVE POWER

                                                   3,534 shares

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             535,405 shares

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES*                      |_|



    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.6%

    12       TYPE OF REPORTING PERSON*

             IN

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer.

     PageMart Wireless, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

     3333 Lee Parkway
     Suite 100
     Dallas TX 75219


Item 2(a).  Name of Person Filing.

     This statement is filed on behalf of the persons identified in Item 4 and
Item 5 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

     The business address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, NY 10036. The business address of each of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III, L.P., Morgan Stanley Capital Partners III, Inc., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Partners II, L.P., Morgan Stanley Venture Capital II, Inc., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Partners L.P., Morgan Stanley Venture Capital Inc., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors L.P. is 1221 Avenue of the Americas, New York, New York 10020-001.

     The business address of each of Accel Telecom L.P., Accel Investors '89 L.P., Accel III L.P., Accel III Associates L.P., Accel Telecom Associates L.P., Swartz Family Partnership, L.P., Messrs. Arthur C. Patterson, James R. Swartz, Paul H. Klingenstein, James W. Breyer, Donald A. Gooding and G. Carter Sednaoui is One Palmer Square, Princeton, NJ 08542.

     The business address for Empresas la Moderna, S.A. de C.V. is Ave. Batallonde San Patricio III 4 Piso, Col. Valle Orienta Garza Garci, N.L. Mexico.

     The business address for each of Conjunto Administrativo Integral, S.A. de C.V. and Alfonso Romo Garzo is Ave. Roble 300 Desp. 506 Col. valle del Canpestre Garza Garena, N.L. Mexico 66265.

    The business address for each of The Toronto-Dominion Bank and TD Capital Group Ltd. is 8th Floor Toronto-Dominion Tower, Toronto Dominion Bank, Toronto, Ontario, M5K 1A2, Canada.

     The business address of each of Ellmore C. Patterson, Anne H. Patterson, Brandywine Trust Company, et. al, Trustees U/A 5/4/56 FBO Jane C. Beck, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 David C. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas H.C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Daphne D. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Anne H. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Elena A. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 3/12/92 FBO Michael E. Patterson, Jr., Cesary Pasiuk and Kaplan, Choate Management Inc. is c/o Kaplan Choate & Co., 880 Third Avenue, New York, NY 10022.

     The business address of John D. Beletic, is 3333 Lee Parkway, Suite 100, Dallas, Texas 75219.

Item 2(c).  Citizenship.

     Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except as noted below.

     Morgan Stanley Venture Capital Fund II, C.V. is a commanditaire venootschaap (i.e. a limited partnership) organized under the laws of Netherlands Antilles.

     Each of The Toronto-Dominion Bank and TD Capital Group Ltd. is a corporation organized under the Canadian laws. Empresas La Moderna, S.A. de C.V., and Conjunto Administrativo Integral, S.A. de C.V. are incorporated under the laws of the United Mexican States. The citizenship of Mr. Alfonso Romo Garza is United Mexican States.

Item 2(d).  Title of Class of Securities.

     This statement relates to the Company's Class A Convertible Common Stock, par value $0.0001 per share (the "Class A Common Stock").

Item 2(e).  CUSIP Number.

     69553J104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a)   |_|   Broker or dealer registered under Section 15 of the Act,

     (b)   |_|   Bank as defined in Section 3(a)(6) of the Exhange Act,

     (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act,

     (d)   |_|   Investment Company registered under Section 8 of the
                 Investment Company Act;

     (e)   |_|   Investment Adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

     (f)   |_|   Employee Benefit Plan, or Endowment Fund in accordance
                 with Rule 13d-1(b)(1)(ii)(F);

     (g)   |_|   Parent Holding Company or control person, in accordance with
                 Section 240.13d-1(b)(1)(ii)(G);

     (h)   |_|   A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

     (i)   |_|   A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

If this statement is filed pursuant to Rule 13d-1(c), check this box.  |_|

Item 4.  Ownership.

     (a), (b) and (c)

     Certain stockholders of the Company and the Company are parties to the Amended and Restated Agreement Among Certain Stockholders dated as of May 10, 1996 (the "Stockholders Agreement"). Certain of the parties to the Stockholders Agreement and certain of their affiliates are filing this Schedule 13G jointly. Some of the shares of the Company's Class A Common Stock covered by this statement are subject to the Stockholders Agreement, which contains provisions regarding, among other things, restrictions on voting of the Company's Class A Common Stock and certain agreements as to sales or other dispositions of Class A Common Stock.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates beneficial ownership of Class A Common Stock as of December 31, 1998:


                                                       Beneficial
                                                       Ownership
                                                      at 12/31/98       % at
                                                        (shares)    12/31/98(1)
                                                        --------    -----------


The Morgan Stanley Leveraged Equity Fund II, L.P. ...... 8,476,518        24.8
Morgan Stanley Leveraged Equity Fund II, Inc.(2) ....... 8,476,518        24.8
Morgan Stanley Dean Witter & Co.(3) ....................16,991,140        49.8
Morgan Stanley Capital Partners III, L.P. .............. 5,072,672        14.9
MSCP III, L.P.(2) ...................................... 5,334,780        15.6
Morgan Stanley Capital Partners III, Inc.(2) ........... 5,334,780        15.6
Morgan Stanley Capital Investors, L.P. .................   172,569         0.5
MSCP III 892 Investors, L.P. ...........................    89,539         0.3
Morgan Stanley Venture Capital Fund II, L.P. ...........   372,662         1.1
Morgan Stanley Venture Partners, II, L.P.(2) ...........   580,611         1.7
Morgan Stanley Venture Capital II, Inc.(2) .............   580,611         1.7
Morgan Stanley Venture Capital Fund, L.P. .............. 2,154,071         6.3
Morgan Stanley Venture Partners L.P.(2) ................ 2,154,071         6.3
Morgan Stanley Venture Capital Inc.(2) ................. 2,154,071         6.3
Morgan Stanley Venture Capital Fund II, C.V ............   100,826         0.3
Morgan Stanley Venture Investors, L.P. .................   107,123         0.3
Accel Telecom L.P. ..................................... 1,542,300         4.5
Accel Investors '89 L.P. ...............................    91,500         0.3
Accel III L.P. ......................................... 1,416,200         4.2
Accel III Associates L.P.(4) ........................... 1,416,200         4.2
Accel Telecom Associates L.P.(4) ....................... 1,542,300         4.5
Arthur C. Patterson(4) ................................. 3,050,000         8.9
James R. Swartz(4) ..................................... 3,050,000         8.9
Swartz Family Partnership(4) ........................... 2,958,500         8.7
Paul H. Klingenstein(4) ................................ 1,507,700         4.4
James W. Breyer(4) ..................................... 2,958,500         8.7
Donald A. Gooding(4) ................................... 1,416,200         4.2
G. Carter Sednaoui(4) .................................. 1,416,200         4.2
Conjunto Administrativo Integral, S.A. de C.V.(5)....... 1,285,715         3.8
Empresas La Moderna, S.A. de C.V.(6) ...................   857,142         2.5
Alfonso Romo Garza(7) .................................. 2,142,857         6.3
TD Capital Group Ltd. ..................................   142,857         0.4
The Toronto-Dominion Bank(8) ...........................   142,857         0.4
Ellmore C. Patterson ...................................     7,142         0.02
Anne H. Patterson ......................................     5,714         0.02
Brandywine Trust Company, et. al, Trustees
   u/a 5/4/56 FBO Jane C. Beck .........................     4,714         0.01
Brandywine Trust Company, Trustee u/a 2/10/56
   FBO Michael E. Patterson ............................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO Robert E. Patterson .............................     2,715         0.008
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO David C. Patterson ..............................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 2/10/56
   FBO Thomas H.C. Patterson ...........................     1,428         0.004
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO Eloise C. Patterson .............................       429         0.001
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO David G. Patterson ..............................       429         0.001
Brandywine Trust  Company, Trustee  u/a 12/15/95
   FBO Daphne D. Patterson .............................       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 9/6/90 FBO Anne H. Patterson ...........       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 9/6/90 FBO Elena A. Patterson ..........       429         0.001
Michael E. Patterson  & Elena C. Patterson,
   Trustees u/a 3/12/92 FBO Michael E. Patterson, Jr. ..       429         0.001
Kaplan, Choate  Management Inc.(9) .....................    27,143         0.08
John D. Beletic ........................................   535,405         1.6


(1) Based on 34,115,157 shares of Class A Common Stock outstanding as of December 31, 1998 as reported to the Reporting Parties herein by the Company.

(2) The sole general partner of MSLEF II is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. ("MSDW"). The general partner of each of Morgan Stanley
     Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. is MSCP III, L.P. The general partner of MSCP III, L.P. is Morgan Stanley Capital Partners III, Inc., also a wholly-owned subsidiary of MSDW.

     The general partner of each of Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V. and Morgan Stanley Venture Investors, L.P. is Morgan Stanley Venture Partners II, L.P. The managing general partner of Morgan Stanley Venture Partners II, L.P. is Morgan Stanley Venture Capital II, Inc., a wholly-owned subsidiary of MSDW.

     The general partner of Morgan Stanley Venture Capital Fund, L.P. is Morgan Stanley Venture Partners, L.P. The managing general partner of Morgan Stanley Venture Capital Fund, L.P. is Morgan Stanley Venture Capital Inc., a wholly-owned subsidiary of MSDW.

(3) Includes shares of Class A Common Stock beneficially owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund, L.P., Morgan Stanley Venture Capital Fund II, C.V., Morgan Stanley Venture Investors, L.P. (all such shares are subject to the Stockholders Agreement) and Morgan Stanley & Co. Incorporated (which shares are not subject to the Stockholders Agreement). MSDW may be deemed to have shared voting and dispositive power with respect to any shares of Class A Common Stock beneficially held by each of the entities listed in the preceding sentence.

(4) The general partner of Accel Telecom L.P. is Accel Telecom Associates, L.P. The general partner of Accel III L.P. is Accel III Associates L.P. In addition, the general partners of Accel Telecom Associates L.P. are Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer and Swartz Family Partnership L.P. The general partners of Accel III Associates L.P. are Messrs. Arthur C. Patterson, James R. Swartz, James W. Breyer, Paul H. Klingenstein, Donald A. Gooding, G. Carter Sednaoui and Swartz Family Partnership L.P. The general partners of Accel Investors '89 L.P. are Messrs. Arthur C. Patterson, James R. Swartz and Paul H.
     Klingenstein.

(5) Mr. Alfonso Romo Garza is the controlling shareholder of each of Empresas la Moderna, S.A. de C.V., and Conjunto Administrativo Integral, S.A. de C.V.

(6)  TD Capital Group Ltd. is wholly owned by The Toronto-Dominion Bank.

(7) Kaplan, Choate Management Inc. serves as the investment manager for each of Ellmore C. Patterson, Anne H. Patterson, Brandywine Trust Company, et. al, Trustees U/A 5/4/56 FBO Jane C. Beck, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Michael E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Robert E. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO David C. Patterson, Brandywine Trust Company, Trustee U/A 2/10/56 FBO Thomas H.C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Eloise C. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO David G. Patterson, Brandywine Trust Company, Trustee U/A 12/15/95 FBO Daphne D. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Anne H. Patterson, Michael E. Patterson & Elena C. Patterson, Trustees U/A 9/6/90 FBO Elena A. Patterson, and Michael E. Patterson & Elena C. Patterson, Trustees U/A 3/12/92 FBO Michael
     E. Patterson, Jr. Beneficial ownership by Kaplan, Choate Management Inc. is disclaimed.

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. | |

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

See Exhibit 1.

Item 9.    Notice of Dissolution of Group.

See Item 5.

Item 10.   Certification.

Not applicable.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 19, 1999



                                  MORGAN STANLEY DEAN WITTER & CO.
                                  THE MORGAN STANLEY LEVERAGED EQUITY FUND II,
                                   L.P.
                                  MORGAN STANLEY LEVERAGED EQUITY FUND II, INC. MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                                  MSCP III, L.P.
                                  MORGAN STANLEY CAPITAL PARTNERS III, INC.
                                  MORGAN STANLEY CAPITAL INVESTORS, L.P.
                                  MSCP III 892 INVESTORS, L.P.
                                  MORGAN STANLEY VENTURE CAPITAL FUND II, L.P.
                                  MORGAN STANLEY VENTURE PARTNERS II, L.P.
                                  MORGAN STANLEY VENTURE CAPITAL II, INC.
                                  MORGAN STANLEY VENTURE CAPITAL FUND, L.P.
                                  MORGAN STANLEY VENTURE PARTNERS L.P.
                                  MORGAN STANLEY VENTURE CAPITAL INC.
                                  MORGAN STANLEY VENTURE CAPITAL FUND II, C.V.
                                  MORGAN STANLEY VENTURE INVESTORS, L.P.
                                  ACCEL TELECOM L.P.
                                  ACCEL INVESTORS '89 L.P.
                                  ACCEL III L.P.
                                  ACCEL III ASSOCIATES L.P.
                                  ACCEL TELECOM ASSOCIATES L.P.
                                  ARTHUR C. PATTERSON
                                  JAMES R. SWARTZ
                                  SWARTZ FAMILY PARTNERSHIP
                                  PAUL H. KLINGENSTEIN
                                  JAMES W. BREYER
                                  DONALD A. GOODING
                                  G. CARTER SEDNAOUI
                                  CONJUNTO ADMINISTRATIVO INTEGRAL, S.A. DE C.V. EMPRESAS LA MODERNA, S.A. DE C.V.
                                  ALFONSO ROMO GARZA
                                  TD CAPITAL GROUP LTD.
                                  THE TORONTO-DOMINION BANK
                                  ELLMORE C. PATTERSON
                                  ANNE H. PATTERSON
                                  BRANDYWINE TRUST COMPANY, ET. AL,
                                    TRUSTEES U/A 5/4/56 FBO JANE C. BECK
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO MICHAEL E. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO ROBERT E. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO DAVID C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    2/10/56 FBO THOMAS H.C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO ELOISE C. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO DAVID G. PATTERSON
                                  BRANDYWINE TRUST COMPANY, TRUSTEE U/A
                                    12/15/95 FBO DAPHNE D. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 9/6/90 FBO
                                    ANNE H. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 9/6/90 FBO
                                    ELENA A. PATTERSON
                                  MICHAEL E. PATTERSON & ELENA C.
                                    PATTERSON, TRUSTEES U/A 3/12/92
                                    FBO MICHAEL E. PATTERSON, JR.
                                  KAPLAN, CHOATE MANAGEMENT, INC.



                                  By: /s/ Peter Vogelsang
                                     -------------------------------------
                                      Name:   Peter Vogelsang
                                      Title:  Power of Attorney*


Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



----------------
   * The grant of Power of Attorney to Peter Vogelsang is incorporated herein by reference to Schedule 13G filed by the Reporting Persons on February 14, 1997. See Exhibits 2, 3 and 4 thereto. A Power of Attorney for Conjunto Administrativo Integral, S.A. de C.V. is incorporated by reference to Amendment 1 to
Schedule 13G filed by Reporting Persons on February 17, 1998.  See Exhibit
2 thereto.

                               Exhibit Index

Exhibit 1 - Group Members......................................................